UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 12/07/2006

REPUBLIC COMPANIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-51455

DELAWARE	30-0175923
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

222 Delaware Avenue, Suite 900

Wilmington, Delaware 19801

(Address of principal executive offices, including zip code)

(302) 658-3613

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

On December 7, 2006, Delek Group Ltd., a corporation organized under the laws of Israel (“Delek”), and Republic Companies Group, Inc., a Delaware corporation (“Republic” or the “Company”), announced that Delek had completed its previously announced acquisition of the Company. Pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of August 4, 2006, by and among Delek Capital US Inc. (formerly known as Arrow Capital US Inc.), a Delaware corporation and an indirect majority-owned subsidiary of Delek (“Delek Capital”), Arrow Subsidiary Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Delek Capital (“Merger Sub”), Delek and Republic, Merger Sub merged with and into Republic, with Merger Sub’s separate corporate existence ceasing and Republic continuing as the surviving corporation in the merger and as a direct wholly-owned subsidiary of Delek Capital and an indirect majority-owned subsidiary of Delek (the “Acquisition”). Pursuant to the Agreement, the Company’s outstanding shares have been delisted from the The Nasdaq Global Market (“NASDAQ”) and ceased trading.

Item 2.01.	Completion of Acquisition or Disposition of Assets

The information set forth in Item 5.01 is incorporated by reference into this Item 2.01.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On December 6, 2006, the Company notified NASDAQ that, effective upon completion of the Acquisition, each outstanding share of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), will be canceled and, in the case of all such shares (other than those shares (“Dissenting Shares”) owned by Republic stockholders who have properly perfected their appraisal rights under Delaware law), converted into the right to receive $20.40 in cash, without interest. The Company also requested that NASDAQ file with the Securities and Exchange Commission (the “SEC”) an application on Form 25 to report the removal from listing of the shares of Company Common Stock on NASDAQ.

Item 3.03.	Material Modification in Rights of Security Holders

Pursuant to the Agreement, each outstanding share of Company Common Stock issued and outstanding immediately prior to the effective time of the Acquisition has been canceled and, in the case of all such shares other than Dissenting Shares, converted into the right to receive $20.40 in cash, without interest.

Item 5.01.	Changes in Control of Registrant

On December 7, 2006, pursuant to the Agreement, Merger Sub merged with and into the Company and the Company became an indirect wholly-owned subsidiary of Delek. In connection therewith, each outstanding share of Company Common Stock was canceled and, in the case of all such shares other than Dissenting Shares, converted into the right to receive $20.40 in cash, without interest. The Amended and Restated Employment Agreement, dated September 14, 2006, between Parker W. Rush, the Chief Executive Officer and President of the Company, and the Company provides that prior to an initial public offering of shares of the Company’s common stock, Mr. Rush will be a member of the board of directors of the Company and Republic Underwriters Insurance Company.

The aggregate merger consideration paid for all of the shares of the Company Common Stock was approximately $290 million on a fully diluted basis. Delek Capital funded approximately $220 million of the merger consideration from the proceeds of a new bank loan from Bank Leumi USA, approximately $50 million of the merger consideration from the proceeds of a new bank loan from The Frost National Bank, and the balance of the merger consideration from available cash.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective upon completion of the Acquisition, on December 7, 2006, each of Bruce W. Schnitzer, Scott L. Bok, Robert H. Kullas, Patrick K. McGee, Robert H. Sheridan, III and John L. Ware ceased serving as directors of the Company.

Item 8.01.	Other Events

On December 7, 2006, Republic issued a press release announcing the consummation of the Acquisition, attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description
99.1	Press release dated December 7, 2006, announcing the completion of the acquisition of Republic Companies Group, Inc. by Delek Group Ltd.

REPUBLIC COMPANIES GROUP, INC.
Date: December 07, 2006

By:	/s/ Michael E. Ditto
Michael E. Ditto
VP, General Counsel, Corp Secretary